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                                                                EXHIBIT 99.1


                                  PRESS RELEASE

ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES COMPLETION OF ACQUISITION OF MOLECULAR BIOSYSTEMS, INC., JANUARY 03, 2001

SAN DIEGO, CA; JANUARY 3, 2001 --- Alliance Pharmaceutical Corp. (NASDAQ-ALLP) announced today that it has completed its acquisition of Molecular Biosystems, Inc. (MBI; OTCBB:MBIO) in exchange for 770,000 shares of Alliance stock. As of December 31, 2000, MBI's cash and marketable securities were approximately $8.0 million, and its net assets (total assets less liabilities) were approximately $5.0 million. MBI is the developer of OPTISON-Registered Trademark-, the only intravenous ultrasound contrast agent being marketed in both the United States and Europe. Alliance will receive ongoing royalties and milestones that are due to MBI from its agreements regarding OPTISON with Mallinckrodt, a unit of Tyco Healthcare, and Nycomed Amersham plc, and from a partnership with Chugai Pharmaceutical Co., Ltd. Alliance does not have financial responsibilities for the further clinical development costs of OPTISON.

OPTISON is a perfluorochemical (PFC)-based agent for enhancement of ultrasound images of the heart that is currently marketed in the U.S. and Europe by Mallinckrodt, a leading company in the manufacturing and marketing of in-vivo diagnostic agents. Under a recent agreement, it is anticipated that Mallinckrodt will co-market Optison with Nycomed, a worldwide leader in in-vivo diagnostic imaging. MBI receives a 5% royalty on net sales of ultrasound contrast agents for all current and future approved indications in the U.S. and Europe.

OPTISON is being developed for marketing in Japan, South Korea, and Taiwan pursuant to an agreement with Chugai, one of the largest pharmaceutical companies in Japan. The product is currently being assessed in Phase 3 clinical studies in Japan, and the Chugai agreement provides for potential milestone payments of up to $16 million to MBI related to regulatory approvals. Following approval, MBI will receive a net royalty of approximately 25% of sales of OPTISON in the Chugai territory.

Alliance is developing its own PFC-based ultrasound contrast agent, IMAVIST-TM-, in conjunction with Schering AG, Germany. The U.S. Food and Drug Administration (FDA) has completed its review of a New Drug Application for IMAVIST and found it to be approvable upon satisfactory response to issues identified in the review process. Alliance is working closely with the FDA and hopes to receive approval for the product during 2001. In addition, Schering AG is preparing to submit a Marketing Authorization Application during 2001 for approval of IMAVIST in Europe.

"We are very pleased that the shareholders of Molecular Biosystems have voted to approve Alliance's acquisition of MBI, and we welcome the addition of OPTISON to Alliance's family of

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PFC-based products in late-phase clinical development," said Duane J. Roth,
Alliance's Chairman & CEO.

"Ultrasound imaging is used in more than 30 million scans of the heart, vasculature, and abdominal organs annually in the U.S.," Roth noted. "We believe that agents like IMAVIST and OPTISON could improve the utility of ultrasound by providing rapid, real-time diagnostic information regarding blood flow and lesions in the vessels, heart, and other organs. The use of ultrasound contrast agents is expected to increase in the coming years, and our position in IMAVIST and OPTISON allows Alliance to benefit from the marketing capabilities of the world leaders in the contrast media business."

Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its PFC and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. OXYGENT-TM- (perflubron emulsion), an intravenous oxygen carrier being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation, significantly reduced the need for donor blood in a Phase 3 study conducted with patients undergoing various general surgery procedures. An additional OXYGENT Phase 3 study with cardiac surgery patients is underway. Alliance recently completed enrollment in an international Phase 2-3 study with LIQUIVENT-Registered Trademark-, an intrapulmonary "liquid ventilation" agent for treatment of acute lung injury and acute respiratory distress syndrome. Further information about the Company is available on Alliance's web site at www.allp.com.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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For further information contact:
Gwen Rosenberg, ALLIANCE PHARMACEUTICAL CORP., (858) 410-5275,
Email: corpcom@allp.com
(back to Alliance Home Page)

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COPYRIGHT-C- 1995 - 2000 ALLIANCE PHARMACEUTICAL CORP. ALL RIGHTS RESERVED.

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